Hyliion Holdings Corp.
Ryann Malone
press@hyliion.com
(833) 495-4466

Kellen Ferris
ir@hyliion.com
(737) 292-8649

HYLIION RECEIVES NYSE CONTINUED LISTING STANDARDS NOTICE

AUSTIN, Texas, November 8, 2023 – Hyliion Holdings Corp. (NYSE: HYLN) (“Hyliion” or the “Company”), a developer of KARNO generator and electric powertrain technologies, today announced that it has received notice from the New York Stock Exchange (the “NYSE”) on November 2, 2023 that because the average per share closing price of Hyliion's common stock over a 30 consecutive trading-day period ended November 1, 2023 was below $1.00, Hyliion was not in compliance with Section 802.01C of the NYSE’s Listed Company Manual.

Hyliion plans to notify the NYSE within 10 business days of its receipt of the notice of its intent to cure the deficiency and will consider a number of alternatives to regain compliance. Hyliion has a period of six months following receipt of the notice to regain compliance. Compliance can be regained at any time during the six-month period if on the last trading day of any calendar month during the six-month period or on the last day of the six-month period, Hyliion has both (i) a closing price of at least $1.00 per share of Hyliion common stock and (ii) an average closing price of at least $1.00 per share of Hyliion common stock over the thirty trading-days ended that day.

The notice has no immediate impact on the listing of Hyliion’s common stock, which will continue to be listed and traded on the NYSE under the symbol “HYLN” during the six month period, subject to Hyliion’s compliance with the other continued listing requirements of the NYSE.

About Hyliion

Hyliion is committed to creating innovative solutions that enable clean, flexible and affordable electricity production. The Company’s primary focus is to provide distributed power generators that can operate on various fuel sources to future-proof against an ever-changing energy economy. Headquartered in Austin, Texas, and with research and development in Cincinnati, OH, Hyliion is addressing the commercial space first with a locally-deployable generator that can offer prime power, peak shaving, and renewables matching. Beyond stationary power, Hyliion will address mobile applications such as vehicles and marine. The KARNO generator is a fuel-agnostic solution, enabled by additive manufacturing, that leverages a linear heat generator architecture. The Company aims to offer innovative, yet practical solutions that contribute positively to the environment in the energy economy. For further information, please visit www.hyliion.com.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Hyliion and its future financial and operational performance, as well as its strategy, future operations, estimated financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyliion expressly disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements herein, to reflect events or circumstances after the date of this press release. Hyliion cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyliion. These risks include, but are not limited to, our status as an early stage the Company with a history of losses, and our expectation of incurring significant expenses and continuing losses for the foreseeable future; our ability to develop to develop key commercial relationships with suppliers and customers; our ability to retain the services of Thomas Healy, our Chief Executive Officer; the expected performance of the KARNO generator and system; the execution of the strategic shift from our powertrain business to our KARNO business, and the other risks and uncertainties described under the heading “Risk Factors” in our SEC filings including in our Annual Report (See item 1A. Risk Factors) on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2023 for the year ended December 31, 2022 and Form 10-Q filed with the SEC on November 8, 2023 for the quarterly period ended September 30, 2023. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Hyliion’s operations and projections can be found in its filings with the SEC. Hyliion’s SEC Filings are available publicly on the SEC’s website at www.sec.gov, and readers are urged to carefully review and consider the various disclosures made in such filings.